                              AMENDED EXHIBIT K-4

                     DESCRIPTION OF NON-UTILITY INVESTMENTS

     As a result of the Transaction, the nonutility businesses and interests of UE and CIPSCO described in Item l.B.3 of the Application will become businesses and interests of Ameren. The total assets of all nonutility investments of UE and CIPSCO at June 30, 1997 ($144.5 million) constituted less than 1.6% of pro forma consolidated assets of Ameren or about 2.4% of pro forma consolidated capitalization.

     From UE, Ameren will hold the following nonutility subsidiaries, investments or businesses:

1.   Steam heating operations of UE.
     ------------------------------

     The steam heating business of UE will continue to be owned and operated by UE. This operation, which is located exclusively in its service territory and limited to Jefferson City, Missouri, serves the needs of the Missouri State Capitol complex. The steam is supplied by a plant formerly used by UE to generate electricity for its system. The retention of this business will further Ameren's ability to be an energy service company providing consumers with additional options to meet their energy needs, thereby allowing Ameren to compete more effectively in the energy-service business./1/

2.   Union Electric Development Corporation ("UEDC")
     -----------------------------------------------

     Ownership of energy related or civic and community development related investments in the UE service area. All of UE's nonutility investments are made through UEDC (with one exception noted below). At June 30, 1997, the total amount invested in such nonutility investments was $19.1 million. Except as noted below, all of these investments are passive investments in entities in which neither UE nor any of its affiliates participates in management or exercises control. As noted in the Application, UE has authority from the ICC to invest up to

_____________________

/1/  In re General Public Utility Corp., 32 SEC 807, 840-841 (Dec. 28, 1951)
     ----------------------------------
(Commission authorized retention of steam heating systems. Steam from such systems was used to generate electricity and sold to customers for heating purposes.) See also In re The North American Co., 11 SEC 194 (Apr. 14, 1942)
           -------- ----------------------------
(Commission authorized retention of steam heating operations which provided steam heat to customers and was used in the generation of electricity.) In CINergy Corp., 61 SEC Docket 823 (Feb. 20, 1996) (Release No. 35-26474), the
-------------
Commission found a district heating and cooling business which also provided steam to be functionally related to the utility business. Since the Commission has determined that steam heating operations, whether used for internal generation purposes or for direct sale to customers, are reasonably incidental to the operation of an electric utility system, this business may be retained. The production, conversion and distribution of thermal energy products, including process steam and chilled water, is also permitted by Rule 58. Thus, the production and distribution of thermal energy is reasonably incidental to Ameren's utility operations and may be retained.

$100 million in UEDC "for the purpose of benefitting and improving" its business and/or service area and for charitable purposes. (ICC Docket No. 94-0237, Sept. 24, 1994). Missouri law does not require prior approval to make non-utility investments. These investments are categorized as follows:

     a.   Energy/Utility Related
          ----------------------

          Gateway Energy Alliance -- At June 30, 1997, $429,792 was invested in a 50% interest in this limited liability corporation, which is proposing to develop a chilled water/steam project in the St. Louis, Missouri area. In addition, this corporation is exploring other non-electric or gas utility related activities in St. Louis./2/

          CellNet, Inc. -- At June 30, 1997, $9.9 million was invested (representing 1.3% of the equity) in this corporation, which is developing an automated meter reading system for UE as well as other utility companies./3/

          EnviroTech Investment Fund LLC -- At June 30, 1997, $700,000 was invested in or committed directly by UE (not UEDC) to a 6% interest in this limited liability corporation, which will make investments in various companies developing alternative and renewable energy technologies, environmental and waste treatment technologies and services, energy efficiency technologies, and other technologies related to improving the generation, transmission and delivery of electricity. In addition, a UE pension fund over which UE exercises investment discretion holds a 9% interest in EnviroTech, with $3 million invested or committed. One UE officer is one of a 10-member advisory board of EnviroTech, which is empowered to approve investments that fall outside of the types specifically approved by EnviroTech's charter documents./4/

          On-Call Appliance Plan -- UEDC operates an appliance warranty program where, for a fee, it provides warranty coverage for certain appliances including heating and cooling equipment and water heaters. UEDC has invested less than $500,000 in this business./5/


_________________________

/2/ See cases cited in Note 1. UEDC, through a joint venture limited liability company, is negotiating with a municipal utility to construct a new generating unit to be owned and operated by the municipal utility. See,
                                                                        ----
     e.g., Southern Co., Release No. 22132 (July 17, 1981); American Electric
     ----- ------------                                     -----------------
     Power Co., Inc., Release No. 22468 (Apr. 28, 1982) (consulting services).
     ---------------
     See also Release No. 26667 (Adoption of Rule 58) at Part II,A,1,b.(7).
     --------

/3/  Central and South West Corp. Release No. 35-26250 (Mar. 14, 1995) (develop
     ----------------------------
     and provide meter reading services to non-affiliated companies).

/4/ Several other registered holding companies have received approval to invest in EnviroTech partnerships. See, e.g., Southern Co., Release No. 35-26240
                                 ---------  ------------
     (Feb. 28, 1995).

/5/ Appliance sales, installation and servicing businesses have been approved. See, e.g., Consolidated Natural Gas, Release No. 36-26234 (Feb. 23, 1995).
     ---------- ------------------------

          Demand Side Management -- UEDC has engaged in providing energy audit and energy management services to enable a client to modify its facilities and energy usage to reduce energy consumption./6/

          Gateway Energy Systems, L.C. -- At June 30, 1997, UEDC had invested $125,000 in a 49% interest in a limited liability company which seeks to develop new markets for the provision of energy services. Individual projects developed through this entity would in most cases be performed by separate limited liability companies of which UEDC will be an investor./7/

     b.  Community and Civic Development/Venture Capital
         -----------------------------------------------

         Civic Ventures LLC -- At June 30, 1997, $200,000 was committed, of which $20,000 was invested, in a 4.67% interest in this limited liability corporation, which is a venture capital fund for minority business development. It is expected that such venture capital investments will primarily be made in enterprises in Missouri and Illinois./8/

_________________________

/6/  See, e.g., Eastern Utilities Associates, Release No. 35-26232 (Feb.15,
     ---------  ----------------------------
1995).

/7/  See Notes 4 and 6.

/8/ The Commission has on numerous occasions permitted investments in various economic development activities. In UE's case, the Commission approved an investment in 1962 (at which time UE was a registered holding company) in a Civic Center Redevelopment Corporation, which was sponsored by a group of citizens of St. Louis and supported by newspapers, banks, department stores, manufacturers, merchants, labor unions, and public utility companies in metropolitan St. Louis. This venture was to assist in the complete redevelopment of an area of 31 blocks of about 82 acres in the main business district of St. Louis. Union Electric Co., Release No. 35-14608 (Mar. 22, 1962). See also,
       ------------------
Appalachian Power Co., Release No. 35-25266 (growth capital in new and expanding
---------------------
small, rural firms to improve local economy); Missouri Power & Light Co.,
                                              --------------------------
Release No. 35-12524 (June 3, 1954) (industrial enterprises supported by community businesses to fulfil civic responsibility).

     See also, e.g., East Ohio Gas Co., 45 SEC Docket 766 (Feb. 27, 1990)
     --------------  -----------------
(authorizing $500,000 investment in limited partnerships engaged in financing development of urban real estate projects aimed at "impact[ing] favorably upon urban blight"); Ohio Power Co., 52 SEC Docket 919 (Aug. 11, 1992) (authorizing
                -------------
loan to non-profit corporation for construction of building in service territory); Northeast Utilities, 40 SEC Docket 412 (Feb. 24, 1988) ($250,000
            -------------------
investment in locally focused venture capital fund); Consolidated Natural Gas
                                                     ------------------------
Co., 33 SEC Docket 1192 (Aug. 20, 1985) ($100,000 investment in fund formed to
--
encourage and finance local entrepreneurial ventures). Further, the Commission has approved investments in limited partnerships formed to make venture capital investments within the affiliated utility's service area. See, e.g., Georgia
                                                          ---------  -------
Power Co., 55 SEC Docket 1860 (Dec. 15, 1993) (limited partnership formed to
---------
provide venture capital to high-technology companies within utility's service territory); Hope Gas, Inc., 53 SEC Docket 633 (Jan. 26, 1993) (venture capital
            --------------
partnership designed to provide venture capital to local business); The Potomac
                                                                    -----------
Edison Co., 48 SEC Docket 1409 (May 14, 1991) (risky, for-profit, economic
----------
development corporation created to stimulate and promote

          Gateway National Bank -- At June 30, 1997, approximately $60,000 was invested in non-voting preferred stock of this corporation, which specializes in minority business development lending activities and residential mortgages in minority areas. It is expected that such business development loan activities will be made primarily in enterprises in Missouri or Illinois./9/

          Laclede's Landing Redevelopment -- At June 30, 1997, $10,000 was invested in a less than 5% limited partnership interest in this limited partnership, which is engaged in neighborhood commercial redevelopment projects in St. Louis, Missouri./10/

          Kiel Investments -- At June 30, 1997, $5.86 million was invested in a 7% limited partnership interest in limited partnerships that own and operate the Kiel Center, a 20,000-seat multipurpose arena located two blocks from UE's headquarters in St. Louis, Missouri. The partnership also owns the St. Louis Blues Hockey Club. In addition, a charitable trust over which UE exercises investment discretion holds a 1.37% limited partnership interest with a $650,000 investment. These investments were made to further economic development of downtown St. Louis.

          The Kiel Center provides substantial economic and civic benefits to the St. Louis area. In addition to professional hockey, the Kiel Center hosts professional soccer, college basketball, concerts, meetings, conventions and other similar events. Kiel Center is a unique facility in the region and is a major stimulator of economic activity in the downtown area.

          The partnership that constructed and now owns Kiel Center consists of the largest corporations operating in the St. Louis area. Ownership of the St. Louis Blues is incidental to and as a result of ownership of the Kiel Center. Consolidating ownership of the Blues and the Kiel Center in one group was accomplished in part to provide financial stability to the Kiel Center and thus support the existence of space for other civic and community purposes. The financial stability of the Kiel Center is vital to the success of its overall economic development purposes. Furthermore, the Blues presence in St. Louis makes a positive contribution to the image and economic well-being of the region. Retaining local ownership of the hockey team assures that these benefits will continue.

          UEDC's Kiel investments, though relatively small, are extremely important to the continued ability of the partnership to provide the essential community benefits described

_____________________

(...continued)
growth and retain jobs). See also Middle South Utilities, Inc., 26 SEC Docket
                         -------- ----------------------
1693 (Jan. 11, 1983) (authorizing the creation of a nonutility subsidiary to investigate new business opportunities).


/9/ See Notes 8 and 11. As the holder of non-voting preferred stock, UEDC has no vote in the direction or management of the affairs of Gateway National Bank.

/10/ See Note 8.

     above. Shareholders and customers also benefit because the Kiel Center is located in UE's service territory and is a significant electric customer.

          Any impairment of UE's continued participation in Kiel investments would have an extremely negative impact on UE's ability to fulfill its necessary and beneficial civic obligations. Moreover, the partnerships are structured so that it would be very difficult for UE to withdraw therefrom./11/

          St. Louis Equity Fund -- At June 30, 1997, $2.59 million was invested in or committed to be invested in varying percentages (not greater than 23%) of limited partnership interests or limited liability interests in eight limited partnerships or limited liability corporations that own low-income housing in the St. Louis, Missouri area. Such investments produce low-income housing federal and state income tax credits for UE. Such investments have been made or committed each year since 1989 in an amount not in excess of $600,000 in any year. An officer of UE and Ameren acts as chairman of the board of the Fund and an officer of UE is on the investment policy committee of the Fund. More than 30 major St. Louis corporations are investors and also participate in various committees./12/

___________________

/11/ See the cases cited in Note 8 for decisions approving economic development and civic responsibility investments. In addition, the Commission has allowed investments in other businesses which clearly had no connection to the utility business in special circumstances. In National Fuel Gas Co. Release No. 23466
                                      --------------------
(Nov. 1, 1984), the Commission approved an investment in a venture capital firm whose sole investment was to be a regional commercial airline company which provided air service to the utility's headquarters city. It appears from the decision that the utility was concerned that vital air service would be lost to the community without the support of the venture capital investment. UE's support of the Kiel Center, together with that of other community leaders, was instrumental in the success of the project which is providing significant economic development advantages to St. Louis.

     Under the terms of the Kiel partnership agreement and Missouri law, the general partner (an entity unaffiliated with Ameren) will have the full, exclusive and complete authority and discretion in the management and control of the business of the partnership subject to limited approval rights of the limited partners. The supermajority approval of limited partners is required for certain extraordinary actions such as sale of substantially all the partnership assets, removal of the general partner for cause, admitting a new general partner and changing the nature of the business of the partnership. These rights are such that the limited partnership interests do not constitute a "voting security" within the meaning of Section 2(a)(11) of the Act. See Cinergy Corp.,
                                                                 ------------
Release No. 35-26562 (Aug. 28, 1996).

/12/ Georgia Power Co., Release No. 35-26220 (Jan. 24, 1995) (limited
     -----------------
partnership investments in low-income housing projects that qualify for low-income housing tax credit under Section 42 of the Internal Revenue Code). Subsequent to June 30, 1997, an additional, identical investment was made for calender year 1997.

     UEDC's investments in limited partnerships or limited liability companies which are engaged in providing low income housing are distinguishable from the situation in Michigan
             --------

          Housing Missouri -- At June 30, 1997, $34,003 was invested in or committed to a 14% interest in this limited liability corporation, which owns low income housing in Missouri outside the St. Louis area. Such investments produce low income housing federal income tax credits for UE./13/ One officer of UE is on the board of directors and investment policy committee of Housing Missouri.

          Other Activities -- UEDC is directly involved (not through investments in other entities)in certain other activities:

______________________

(...continued)
Consolidated Gas Co., 44 SEC 361, aff'd, 444 F.2d 913 (D.D.C. 1971) ("Michigan
-------------------               -----                               --------
Consolidated"). In that case, the registered holding company, through wholly
------------
owned subsidiaries, was actively engaged in the development, financing, construction and other aspects of the business of providing low income housing. The Commission found that this business was not functionally related to the utility business and could not be retained. Here, UEDC is a passive, limited partner investor in a number of low income housing projects developed and managed by non-affiliated entities. UEDC's investments in these limited partnerships are for the purposes of obtaining federal and state income tax credits and fulfilling UE's civic responsibilities in the communities it serves. UEDC's investments appear to be substantially identical to those approved in Georgia Power referred to above.
-------------

     As noted, certain of these investments are in the form of limited liability companies. Unlike in limited partnerships, investors in an LLC may participate in the management of the LLC without the risk of losing limited liability status. Accordingly, the operating agreements of these LLC's do not limit the voting rights or rights to participate in the management of the entity as does a typical limited partnership agreement. Under Missouri law, however, the management of the LLC is vested in the "manager" if one is provided for, as is the case in each of the LLCs described. The member interest which UEDC has in the LLC's may be a "voting security" within the meaning of Section 2(a)(17) of the Act such that any such interest of 5% or more would make the entity an "affiliate" as defined in Section 2(a)(11). See Public Service Company of
                                                -------------------------
Oklahoma, Release No. 35-26445 (Dec. 29, 1995); compare In re Metropolitan
--------                                        ------- ------------------
Edison Co., Release No. 35-14973 (Dec. 5, 1963) (9% voting investment in
---------
economic development corporation). Unless otherwise approved by the Commission, Ameren proposes to reduce, not later than 3 years from the date of the Commission Order in this Docket, its voting interest or investment so that such LLC's will not constitute affiliates of Ameren under the Act. Under the terms of the limited partnership agreements and Missouri law, the general partner (an entity unaffiliated with Ameren) will have the full authority and discretion in the management and control of the business of such of these investments as are limited partnerships, subject to limited approval rights of the limited partners. The majority approval of limited partners is required for certain extraordinary actions such as replacing the general partner or amending the partnership agreement other than in certain respects where the general partner may effect amendments without such approval. Certain actions relating to the business of the partnership require the approval of the investment committee. These rights are such that the limited partnership interests do not constitute a "voting security" within the meaning of Section 2(a)(11) of the Act. See Cinergy
                                                                         -------
Corp., Release No. 35-26562 (Aug. 28, 1996). See Note 25.
----

/13/ See Note 12.

          Turn-Key leasing: UEDC acts as a finder for bank or other lender financing for capital improvement projects within UE's service territory. UEDC does not perform due diligence or loan money or provide any guaranties in the course of any transaction. This is incidental to its economic development activities outlined above.

          Distribution Services: UEDC provides maintenance and repair services for large business customers receiving primary voltage electric service and who own or operate electrical substation equipment./14/

          Energy Audits: Energy audits are conducted and efficiency solutions are implemented through alliances with an engineering firm an a mechanical contractor./15/

     c.   Other Activities    Marketing -- UE and UEDC have applied for a power
          ----------------
     marketing license from FERC. No power marketing activities have yet been undertaken and no significant investment has been made./16/

     From CIPSCO, Ameren will hold the following nonutility subsidiaries and investments:

3.   CIPSCO Investment Company ("CIPSCO Investment")

     CIPSCO Investment manages CIPSCO's nonutility investments and has four first-tier subsidiaries: CIPSCO Securities Company, CIPSCO Leasing Company, CIPSCO Energy Company, and CIPSCO Venture Company. CIPSCO Investment has no other direct investments or business./17/ At June 30, 1997, the total amount invested through CIPSCO Investment and its subsidiaries was $125.4 million as follows:

     a.   CIPSCO Securities Company ("CIPSCO Securities")

          CIPSCO Securities invests in marketable securities./18/ At June 30, 1997 $54.1 million was invested in hedged portfolios of preferred and common stocks and other

_____________________

/14/ See Note 3.

/15/ See Note 6

/16/ Wholesale and retail power and energy marketing activities have been approved for several registered holding companies. See, e.g., SEI Holdings,
                                                   ---------- ------------
Release No. 35-26581 (Sept. 26, 1996).

/17/ Certain of the marketable securities described below as being held by CIPSCO Securities and the Illinois Equity Fund Limited Partnerships described below as being held by CIPSCO Venture Company (see Note 28) are held directly by CIPSCO Investment.

/18/ In Amendment No. 4 to the Application, Ameren has indicated that CIPSCO Securities will undertake to liquidate or otherwise dispose of the investments described as items 1 through 5 in this subsection. Ameren has requested approval to dispose of such investments over a period not exceeding 3 years from the date of the Commission's Order in this Docket.

marketable securities. Of this amount, approximately $26.2 million relates to common and preferred stock of utility companies. All of these investments are made through mutual funds or investment managers. In no case does CIPSCO Securities (together with any of its affiliates) own more than 5% of any class of securities of any issuer thereof. Details regarding the marketable securities investments are as follows:

          1. Flaherty & Crumrine Preferred Stock Portfolio -- A portfolio of adjustable rate, sinking fund, and perpetual preferred stock hedged with financial futures and options. Flaherty & Crumrine acts as investment manager pursuant to investment guidelines established by CIPSCO Securities. CIPSCO Securities is beneficial owner of the portfolio of securities but all buy and sell orders are made by the investment manager. Investment guidelines include limitations on amounts invested in any one issue and exposure to any issuer as well as minimum ratings. Initial Investment Cost: $12,000,000 in June 1991. Market Value as of June 30, 1997: $20,360,761. Investment in utility preferred stock: 52%, $10.7 million.

          2. Spectrum Preferred Stock Portfolio -- A portfolio of high quality fixed-dividend, utility sinking fund and perpetual preferred stocks hedged with financial futures and options. Spectrum acts as investment manager pursuant to investment guidelines established by CIPSCO Securities. CIPSCO Securities is beneficial owner of the portfolio of securities but all buy and sell orders are made by the investment manager. Investment guidelines include limitations on amounts invested in any one issue and exposure to any issuer as well as minimum ratings. Initial Investment Cost: $10,000,000 in June 1991. Market Value as of June 30, 1997: $15,685,593. Investment in utility preferred stock: 99%, $15.5 million.

          3. Gateway Index Risk Adjusted Program -- A portfolio consisting of substantially all common stocks represented in the S&P 100 Index and hedged with S&P 100 and S&P 500 Index options. Gateway acts as investment manager pursuant to investment guidelines established by CIPSCO Securities. CIPSCO Securities is beneficial owner of the portfolio of securities but all buy and sell orders are made by the investment manager. Investment guidelines limit investment to no more than 2% of the outstanding amount of any class of equity security of an issuer. Total exposure to any issuer is limited to 10% of the portfolio. Initial Investment Cost: $5,200,000 in September 1990. Market Value as of June 30, 1997: $9,091,774. Since this fund is meant to match the S&P 100, those utilities included in the S&P 100 Index will be proportionally included (approximate June 30, 1997 value: $47,100).

          4. Mesirow Alternative Strategies Fund, L.P. -- A multi-manager investment partnership that seeks to achieve a superior long-term return in equity securities with a lower degree of volatility than the S&P 500 Index. CIPSCO Securities holds a limited partnership interest. The partnership is beneficial owner of all securities but all buy and sell orders are made by the investment manager. Initial Investment
          Cost: $2,900,000 in March of 1995. Market Value as of June 30, 1997:
          $3,916,522. This investment is in liquidation which is to be completed prior to the end of 1997.

          5. Genesee Eagle Fund -- A multi-manager investment partnership that seeks to achieve a superior long-term return with a lower degree of volatility than the S&P 500 Index through equity and other investments. CIPSCO Securities holds a limited partnership interest. The partnership is beneficial owner of all securities but all buy and sell orders are made by the investment manager. Initial Investment
          Cost: $2,900,000 in July 1994. Market Value as of June 30, 1997:
          $4,583,553. This investment is in liquidation which is to be completed prior to the end of 1997

     In addition, at June 30, 1997, CIPSCO Securities had $2.0 million of temporary marketable investments in the Dreyfus Treasury Prime Cash Management Fund, a money market mutual fund designed for institutional investors with the objective of preserving capital and maintaining liquidity. This fund invests only in securities issued or guarantied by the U.S. Government and consequently is permitted under Section 9(c)(1) of the Act./19/

     b.   CIPSCO Leasing Company.

     Passive, financial investments in long-term leveraged lease transactions. At June 30, 1997, $34.7 million was invested pursuant to four holdings in leased assets consisting of a commercial jet aircraft, an interest in a natural gas liquids plant, natural gas processing equipment and retail department store properties./20/

     c.   CIPSCO Energy Company.

     Passive, financial energy-related investment opportunities.

          Turbine Leases. At June 30, 1997, $23.5 million was invested in leases, or interests in such leases, for nine combustion turbine generating units leased to five investor-owned utilities in the United States./21/

________________________

/19/ Accordingly this investment need not be liquidated.

/20/ Central and South West Corp. Release No. 35-23578 (Jan. 22, 1985) (passive,
     ---------------------------
tax advantaged leveraged lease structure). Details regarding the four leveraged lease transactions are presented in Attachment 1 to this Exhibit K-4. A schedule showing the timing of the aggregate tax benefits of the four leases is set forth on Attachment 2 to this Exhibit K-4. As the Attachment 2 shows, the portfolio was designed to provide tax benefits in the early years.

/21/ Each of these investments is in the form of a leveraged lease like those referred to in Note 20. Although the turbines which are subject of the leases would constitute electric utility facilities
                                                                  (continued...)

          Cogeneration. At June 30, 1997, $5.5 million was invested in a 24.75 percent interest in Appomattox Cogeneration Limited Partnership, which owns a power sales agreement for electricity produced at a 40-MW cogeneration facility at Hopewell, Virginia./22/

     d.   CIPSCO Venture Company ("CIPSCO Venture").

     Invests within the CIPS service territory. These investments are the civic and economic development investments of CIPSCO important to the fulfillment of CIPSCO's responsibilities as a good corporate citizen./23/ In addition, enhancement of economic development in the CIPS service territory is beneficial to CIPS's customers and to shareholders. In many areas of the CIPS service territory, particularly in Southern Illinois, unemployment is at high rates and economic activity is generally very depressed relative to other parts of the State and United States. CIPS has for many years been active in job creating economic development activities in these areas. CIPSCO Venture is able to expand on the activities carried out by CIPS. Investment capital is scarce in this area. As one of the few large, public companies located and operating in the area, CIPSCO, through CIPSCO Venture, can be a source of capital for economic development when few other sources are available. The participation of CIPSCO Venture is often critical in attracting the necessary investment for a project. CIPSCO Venture's activities have focused on cooperating with State, county and local economic development agencies and others to provide infrastructure to assist local businesses to start or expand in this area. The two investments referred to in paragraphs 1 and 2 below are "industrial park" developments designed to provide the infrastructure to facilitate businesses locating in the area. CIPSCO Ventures looks for quality investments which are likely to produce a good return, but investment return is not the sole or primary purpose of CIPSCO Venture activities. Seeking an attractive return is not inconsistent with the economic development motivation which has formed the basis for Commission approval in similar cases./24/

     Each investment of CIPSCO Venture described below is passive. Neither CIPSCO Venture nor any of its affiliates takes any role in the management of the underlying business which is the focus of the investment and its role in the limited liability company that is the investment vehicle is generally equivalent to that of a limited partner in a limited partnership.


_____________________________

(...continued)
under Section 2(a)(3), by virtue of Rule 7(d), the entities that hold title to the turbines are not "electric utility companies." In each of these transactions the appropriate certificate on Form U-7D has been filed. Additional details, including the docket number of the Form U-7D filing, are included in Attachment 1 to this Exhibit K-4.

/22/ The cogeneration facility is a qualifying facility under PURPA pursuant to FERC determination in docket QF 87-250-000. See Attachment 1 to this Exhibit K-4 for details.

/23/ See Notes 8, 11 and 12.

/24/ Georgia Power Co., Release No. 35-25949 (Dec. 15, 1993) (venture capital investments could be sought outside service territory to achieve superior returns); Appalachian Power Co., Release No. 35-25266 (Mar. 6, 1991) (growth capital in small, rural firms with the potential to offer significant returns on investment and to improve local economy). The activities of CIPSCO Venture are distinguishable from the situation in Michigan Consolidated, supra Note 12. In that case, the registered holding company subsidiaries were actively engaged in the development, financing, construction and other aspects of the business of providing low income housing. The Commission's decision, upheld on appeal, was that such active participation in and control of a business not functionally related to the utility business was not permitted under the Act. This was the case even though the activity also involved service area development which, in a proper situation, would be permitted as shown by the cases cited above in this Note. The Commission emphasized this distinction in Michigan Consolidated noting that allowable economic development activities "involved only investments in, and have not involved ownership and control of, another business by an acquiring company." Michigan Consolidated, 44 SEC at 367. As noted herein, CIPSCO Venture takes no role in the management of the limited liability companies in which it has investments. Further, Ameren has committed to reduce its voting percentage or investment in any of these entities so they would not constitute affiliates under the Act thus ensuring that it will not control the entities. Thus, the CIPSCO Venture activities are consistent with those approved in Georgia Power, Appalachian Power and similar cases cited in Notes 8 and 26 and distinguishable from Michigan Consolidated.

CIPSCO Venture is not the controlling member of these entities./25/ At June 30, 1997, $3,250,000 was invested or committed as follows:

     1. Effingham Development Building II Limited Liability Company -- A 40% equity investment in a $6.5 million Limited Liability Company which owns a manufacturing facility leased to an industrial customer of CIPS. CIPSCO Venture is not the managing member of this LLC, but has certain voting rights up to the percent of equity ownership in the LLC. (September 1994) CIPSCO Venture was instrumental in acting as a catalyst to ensure that this industrial customer, which is one of CIPS major customers representing a 5 MW load and about $1.3 million in annual revenues, would locate in southern Illinois. The facility is a 267,056 square foot manufacturing facility located in an Effingham, Illinois industrial park./26/

     2. Mattoon Enterprise Park -- A 20% equity investment in a Limited Liability Company which owns 231 acres of farmland to be used for development of an industrial park within the boundaries of the City of Mattoon and CIPS service territory. CIPSCO Venture is not the managing member of this LLC, but has certain voting rights up to the percent of equity ownership in the LLC. CIPSCO Venture's investment is $165,200. Since June 30, 1997, CIPSCO Venture has made an additional investment of $110,000 in


_____________________

/25/ These investments are in the form of limited liability companies ("LLC's"). Unlike in limited partnerships, investors in an LLC may participate in the management of the LLC without the risk of loosing limited liability status. Accordingly, the operating agreements of these LLC's do not limit the voting rights or rights to participate in the management of the entity as does a typical limited partnership agreement. Under Illinois law, however, the management of the LLC is vested in the "manager" if one is provided for, as is the case in each of the LLCs described. The member interest which CIPSCO
Venture has in the LLC's may be a "voting security" within the meaning of
Section 2(a)(17) of the Act such that any such interest of 5% or more would make the entity an "affiliate" as defined in Section 2(a)(11). See Public Service
                                                              --------------
Company of Oklahoma, Release No. 35-26445 (Dec. 29, 1995); compare In re
-------------------                                        ------- -----
Metropolitan Edison Co., Release No. 35-14973 (Dec. 5, 1963) (9% voting
----------------------
investment in economic development corporation). Unless otherwise approved by the Commission, Ameren proposes to reduce, not later than 3 years from the date of the Commission Order in this Docket, its voting interest or investment so that such LLC's will not constitute affiliates of Ameren under the Act. See Note 12.

/26/ The Commission has approved similar real estate projects.  East Ohio Gas
                                                                -------------
Co., Release No. 35-25046 (Feb. 27, 1990) (limited partnership to finance the
--
development of real estate projects in downtown Cleveland designed to create jobs and other benefits). See also, Georgia Power Co., Release No.
                                    -----------------
35-25949 (Dec. 15, 1993) (venture capital investments in high technology companies located in the utility's service territory); Appalachian Power
                                                       -----------------
Co., Release No. 35-25266 (Mar. 6, 1991) (growth capital in small, rural firms
--
with the potential to offer significant returns on investment and to improve local economy); Northeast Utilities, Release No. 35-24585 (Feb. 24, 1988) (venture capital with holding company invited to participate because of its technology-related business interest and its strong presence, through its operating utility, in the state); In re Missouri Power & Light Co., Release No.
                                  -------------------------------
35-12524 (Jun. 3, 1954) (investment in industrial enterprises as part of civic responsibility).

     a 33.3% equity interest in MAAC, LLC which owns a wharehousing facility located in the Mattoon Enterprise Park./27/

     3. Illinois Equity Fund Limited Partnerships -- The funds are real estate investment funds that finance rental housing developments in Illinois outside the six-county Chicagoland area. They consist of limited partnerships that develop low income housing so that they can receive tax savings generated by the Section 42 federal low-income housing tax credits. There are three separate funds: 1992, 1994 and 1996. The commitment to those funds is: $2.5 million./28/


                                              September 1997







____________________________

/27/ These investments are substantially the same as the Effingham development referred to in Item 1 above. See cases cited in Note 26.

/28/ See Note 12.

                      Attachment 1 to Amended Exhibit K-4
               Additional Information on CIPSCO Leveraged Leases
                            and Turbine Investments



CIPSCO Leasing Company (CLC) Total current asset book value $34.7 million.

     1. CIPSCO Leasing Company (KN Energy)

               Transaction: A 17.5% undivided interest in a leveraged lease financing of a natural gas liquids plant. All operations are the responsibility of lessee. (November 1991)

               Equipment Description: The plant removes natural gas liquids and moisture from natural gas thereby improving the operational efficiency of the natural gas pipeline. The equipment consists of gas processing and related equipment; lean oil absorption unit, turbo expander, fractionist unit, helium unit, and truck rack.

               Lessee: KN Energy (with guarantee from original lessee, ENRON Corp.)

               Lease Term: 21 years (subject to certain lessee purchase or renewal options)

               Lease Termination Date:  May 25, 2012

     2. CLC Leasing Company A (Amoco)

               Transaction: An equity investment in a leveraged lease financing of various oil and gas production treating and processing equipment with Amoco Corporation. This investment represents 25% of a $63 million lease transaction. All operations are the responsibility of lessee. (December 1991)

               Equipment Description: New oil and gas production, treating and processing equipment such as pumping units, pressure vessels, tanks, compressors and related equipment. The equipment is located in various locations within five southwestern states.

               Lessee: Amoco Equipment Leasing Company

               Lease Term: 18 years (subject to certain lessee purchase or renewal options)

               Lease Termination Date: June 18, 2009

     3. CLC Aircraft Leasing Company (Delta)

               Transaction: An equity investment in a leveraged lease financing of one new McDonnell Douglas MD-88 aircraft for lease to Delta Airlines. All operations are the responsibility of lessee. (September 1991)

               Equipment Description: One (1) McDonnell Douglas MD-88 narrow body aircraft, primarily used on Delta's domestic routes and on a limited basis, outside the U.S.

               Lessee: Delta Airlines, Inc.

               Lease Term: 22 years (subject to certain lessee purchase and renewal options)

               Lease Termination Date: September 23, 2013

     4. CLC Leasing Company B

               Properties: A sale/leaseback of 15 Wal-Mart stores in six states. The properties were completed in 1991 or early 1992. Wal-Mart retains ownership of the underlying land and grants a site lease for the term of the lease and any renewals thereof. All operations are the responsibility of lessee. (December 1992)

               Structure: There are individual leases on each store in the package. The lease is a triple net lease with lessee responsible for maintenance, insurance and most taxes.

               Lease Term: 20 years (subject to certain lessee purchase and renewal options)

               Lease Termination Date:  December 21, 2012

CIPSCO Energy Company (CEC) Total current asset book value $29 million.

     1.  Beaver Generating Station Combustion Turbine Units

               Lessee:  Portland General Electric Company
               Transaction: 51% interest in a Partnership which owns two turbine generators currently serving Portland General Electric. Lessee has full responsibility for operation and maintenance of the equipment. All units are currently connected to a 150 MW combined cycle system with individual HRSGs, which are owned by the lessee. These units are currently operated as base to intermediate load units. CEC is the general partner of the Partnership. (August 1993)
               Location: Beaver Generating Station, Units 5 & 6 Beaver, Oregon. Original Delivery Date: August 8, 1974. Lease Termination Date:
               August 8, 1999 (subject to certain lessee purchase and renewal options).

               SEC U-7D:  #32-334, 9/21/93

     2.  Blytheville Generating Station Combustion Turbine Units

               Transaction: 51% interest in a Partnership which owns three combustion turbines currently serving Arkansas Power & Light (Entergy). The units are currently used as peaking units. Lessee has full responsibility for operation and maintenance of the equipment. CEC is the general partner of the Partnership.

               (August 1993) Location: Blytheville Generation Station, Units 1, 2 & 3 Blytheville, Arkansas. Original Delivery Date: August 28, 1974. Lease Termination Date: August 28, 1999.

               SEC U-7D: #32-341, 9/21/93

     3. Whitehorn Station Combustion Turbine Units

               Transaction: 51% interest in a Partnership which owns two combustion turbines which drive one power generator (twin pac) currently serving Puget Sound Power & Light Company. Lessee has full responsibility for operation and maintenance of the equipment. The unit is gas fired and has black start capability. It is currently used for peaking capacity. CEC is the general partner of the Partnership. Location: Whitehorn, Washington. Original Delivery Date: December 11, 1974. Lease Termination
               Date: December 11, 1999 (subject to certain lessee purchase and renewal options).

               SEC U-7D:  # not known, but filed, 9/21/93

     4. Greenwood Energy Center Combustion Turbine Units

               Transaction: 28.5% interest in a Partnership which owns two gas fired combustion turbines currently serving Missouri Public Service, a subsidiary of Utilicorp. Lessee has full responsibility for operation and maintenance of the equipment. The units are currently used as peaking units. CEC is the general partner of the Partnership. Location: Jackson County, Missouri. Original Delivery Date: June 30, 1975. Lease Termination Date:
               June 30, 2000 (subject to certain lessee purchase and renewal options).

               SEC U-7D:  #32-345, 6/21/94

     5. Mickleton Plant Combustion Turbine Unit

               Transaction: 100% interest in a Partnership which owns a single turbine generator with dual fuel capability, currently serving Atlantic City Electric. Unit is currently run as a peaking unit and for voltage support. Lessee has full responsibility for operation and maintenance of the equipment. Lease includes additional equipment such as transmission transformer, black start equipment and fuel tanks. CEC is the general partner of the Partnership. (July 1995). Location: Near Paulsboro, New Jersey. Original Delivery Date: July 2, 1974. Lease Termination Date:
               July 2, 1999 (subject to certain lessee purchase and renewal options).

               SEC U-7D:  #32-338, 8/3/94

     6. Appomattox Cogeneration Limited Partnership (ACLP)

               Description: A 24.75% limited partnership interest in a limited partnership which owns a Power Sales Agreement associated with a 40 MW cogeneration facility. Term: Through October 2004. Power Purchase Agreement: ACLP sells the net electrical output from this Qualifying Facility to Virginia Electric Power Company under an agreement expiring in 2004. Volume is approximately 3500 MW per year.

               Qualifying Facility:  QF87-250-000

                          ATTACHMENT 2 TO EXHIBIT K-4
                SCHEDULE OF LEVERAGES LEASES/CURRENT TAXES PAID

     YEAR                                TOTAL - ALL
     ----
                                         EXISTING LEASES
                                         ---------------
     1991                                $(3,093,908)
     1992                                 (3,269,947)
     1993                                 (9,566,467)
     1994                                 (4,372,983)
     1995                                 (3,085,861)
     1996                                 (2,971,649)
     1997                                 (2,746,649)
     1998                                 (1,803,210)
     1999                                    (96,693)
     2000                                    583,670
     2001                                    653,711
     2002                                    826,856
     2003                                  1,905,350
     2004                                  3,117,294
     2005                                  3,187,775
     2006                                  4,451,226
     2007                                  3,298,733
     2008                                  2,594,167
     2009                                  5,348,276
     2010                                  3,750,660
     2011                                  4,547,993
     2012                                  5,502,940
     2013                                  1,247,927
     2014                                  2,371,486
     2015                                     43,327
------------                             -----------

     TOTAL                               $12,424,029
                                         ===========